June 18, 2025

Dear Michelle,

I am pleased to provide you with this offer of employment at Medtronic. Your valuable experience will help shape our business and improve the lives of patients. Building the right team of talented people plus our market-leading position is a powerful combination – one that presents opportunity for tremendous growth and success.

By accepting our offer, you will be eligible to receive the following compensation and benefits:

Title - Executive Vice President General Counsel and Secretary
In this role, you will serve as a member of my leadership team and as a member of Medtronic’s Executive Committee. Note: This position is determined to be a Section 16(b) Officer position as defined under the U.S. Securities Act of 1933.

Employment Location
Your employment will be based out of Medtronic’s Operating Headquarters in Minneapolis, Minnesota.

Employment Date
Your employment start date (herein called “Start Date”) will be mutually agreed upon.

Base Salary
Your base salary will be $800,000 annually ($30,769.23 bi-weekly), less applicable withholdings and deductions, commencing upon employment and paid in accordance with Medtronic’s standard payroll practices. Executive Committee compensation is reviewed annually by the Compensation Committee. The next review is June 2026.

Business Allowance
In order to defray the cost of tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly, subject to income tax withholding).

Medtronic Incentive Plan (“MIP”)
You are eligible to participate in the MIP with a target payout of 100% of your annual rate on the last date of the MIP Period. Your actual payout will be determined based on the performance of the MIP measures and your individual performance and is subject to applicable tax withholdings and deductions. Your MIP payment will be prorated to reflect your employment date. Please note that the actual terms of the Medtronic Incentive Plan govern eligibility and payout.

Annual Long-Term Incentive (LTI) Program
You will be eligible to participate in the annual LTI program beginning in fiscal year 2026. Your target value for your role is $2,500,000 which may be adjusted to recognize individual performance.

The Award is typically granted end of July/early August of each year. Based on your start date, your initial annual grant date is anticipated to occur in the third quarter (October 27, 2025).

Medtronic reserves the right to modify targets in line with plan terms and provisions. These awards are subject to standard plan terms and provisions as described in the applicable award agreement(s) and approval by the appropriate Committee. For more details, refer to the Plan Brochure on LTI.medtronic.com.

Total Target Direct Compensation
Your Total Target Direct Compensation (which consists of base salary + target MIP + target long-term incentives) will be $4,100,000 annually.

New Hire Cash Bonus
You will receive a cash bonus in the amount of $1,100,000 (less standard federal and state withholding and authorized deductions); paid on the first available pay period after 30 days of employment.

Special Restricted Stock Unit Grant
You will also receive a one-time Restricted Stock Unit (RSU) award with a target value of $1,500,000, which will be granted as soon as possible following your start date. The number of shares granted will depend on the closing market price of Medtronic stock on the date of grant. This award vests over three years at 33% per year, with the first 33% vesting one year after the date of the grant. This award is subject to standard plan terms and provisions as described in the RSU Award Agreement.

Relocation Benefits
As part of your offer, you will receive relocation assistance under Medtronic’s “Comprehensive Plus” 50H relocation plan with a targeted relocation date by July 1, 2026, to the Minneapolis, MN area. To ensure a smooth transition and provide guidance throughout your move, Medtronic has teamed with Cartus Relocation as our third-party relocation partner. A Cartus consultant will serve as your personal resource throughout the relocation process and you can expect to be contacted by your consultant immediately after your relocation information has been transmitted to Cartus.

To accommodate special circumstances for you and your family, Medtronic will include additional temporary housing and return home trips through July 1, 2026, if needed. In addition to your relocation package, you are eligible to receive the benefits below:

Temporary Housing:
Medtronic’s relocation partner, Cartus will help source temporary housing options after conducting a needs assessment.  Medtronic will cover the housing costs via direct bill.
You are eligible for this benefit for up to 12-months and as long as you are still financially responsible for your current residence.

Return Home Trips:
Up to two (2) round trips per month between New Jersey and Minnesota will be covered during the temporary housing extension period.
Relocation travel expenses between New Jersey and Minnesota should be tracked and managed separately from Medtronic business expenses.
You should use a personal credit card for New Jersey to Minnesota relocation travel costs, not your Medtronic Corporate card.  Return home trip expenses will be reimbursed through Cartus to ensure proper payroll and tax reporting compliance.  Note, only Medtronic business expenses should be submitted to Medtronic for reimbursement.

Relocation will be in accordance with the Medtronic relocation policy for a position at this level, details of which will be sent to you under a separate cover.

Paid Time Off (PTO)
You will be able to take time off when it works for you. As a reference point, please note the following guideline provided to other U.S. Medtronic employees: 10 fixed holidays and 4-5 weeks of paid time off.

Benefits
You will be offered a competitive benefits package upon meeting eligibility requirements as provided for in the Plan documents. For Medtronic benefits information on-line, visit benefits.medtronic.com, which provides details about all of our benefit offerings, as well as FAQs, recorded learning modules and links to plan documents and policy information.

Deferred Compensation Plan
You will be eligible to participate in Medtronic's Capital Accumulation Plan ("CAP"), a non-qualified deferred compensation plan, within 60 days after your date of hire. You will be eligible to defer a portion of your base salary for calendar year 2025. Note: This benefit provides you the ability to defer additional income separate from Medtronic’s 401k plan.

Change in Control
You will be eligible for Medtronic’s Section 16 Officer Change in Control Policy.

Stock Ownership Policy
Medtronic’s policy requires Section 16 Officers to maintain Medtronic stock equal to three (3) times annual salary. Unless noted otherwise by an equity grant agreement, Section 16 Officers must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and performance/restricted stock vesting, until the stock ownership requirement is met.

Section 16 Officer Severance
You are eligible for the Section 16 Officer Severance disclosed in the annual Medtronic Proxy. This provides severance benefits in the event of a not-for-cause involuntary termination of employment.

Employee Agreement
The compensation and benefits provided in this Offer are contingent on you signing the Medtronic Employee Agreement, which specifies certain employment terms and conditions. That agreement is provided to you with this Offer Letter.

Offer Acceptance
Michelle, join us to collaborate boldly with others to tackle healthcare’s greatest challenges and to help us achieve our Mission to alleviate pain, restore health and extend life for patients everywhere. Please review and direct any questions to either me or Matt Walter, Senior Vice President & Chief Human Resources Officer.

Sincerely,

Geoff Martha
Chairman and Chief Executive Officer

cc: Matt Walter

I, Michelle Quinn, accept this offer of employment and agree to the terms and conditions outlined in this letter. I understand that the attached terms and conditions of employment apply and that I must also sign the attached Employee Agreement.

___________________________________________
Michelle Quinn

___________________________________________
Date

MEDTRONIC EMPLOYEE AGREEMENT - GENERAL

INTRODUCTION

This Employee Agreement (“Agreement”) is entered into by and between the undersigned individual (“Employee”) and MEDTRONIC (“MEDTRONIC” or the “Company”). Employee acknowledges that MEDTRONIC is engaged in the business of development, production, sales and support of medical devices and technology worldwide (collectively the “Business”). MEDTRONIC and Employee recognize that MEDTRONIC has a legitimate business interest in protecting its CONFIDENTIAL INFORMATION, INVENTIONS, intellectual property, business relationships, customer relationships, supplier relationships, employment relationships, and goodwill without unduly impairing Employee’s ability to pursue Employee’s profession. MEDTRONIC and Employee also recognize that in exchange for Employee’s promises in this Agreement, MEDTRONIC will employ Employee in a position of trust, provide valuable training to Employee, entrust Employee with items of CONFIDENTIAL INFORMATION, INVENTIONS, intellectual property, business, customer, supplier and employment relationships, and goodwill, compensate Employee to support, develop, administer, maintain, promote, market, and/or sell MEDTRONIC PRODUCTS, and provide such other additional consideration as may be required by law. Potential state-specific modifications to this Agreement, depending upon Employee’s EMPLOYMENT STATE, are contained in Addendum A.

ARTICLE 1: DEFINITIONS

Capitalized terms shall have the meanings that are defined below whenever used in this Agreement. Other terms are defined elsewhere in this Agreement.

1.1COMPETITIVE PRODUCT(S) means goods, products, product lines or services, and each and every component thereof that are being or have been developed, designed, produced, manufactured, marketed, promoted, sold, researched, supported, or serviced by anyone other than MEDTRONIC that are the same as, or similar in function to, or that may be substituted or used for any of the same purposes as a MEDTRONIC PRODUCT.

1.2COMPETITIVE RESEARCH AND SUPPORT means any research, development, analysis, planning, or support services by or for a CONFLICTING ORGANIZATION that is intended for, or may be useful in, developing, designing, producing, manufacturing, marketing, promoting, selling, supporting, or servicing a COMPETITIVE PRODUCT.

1.3CONFIDENTIAL INFORMATION means any information in any form (tangible or intangible) related to MEDTRONIC’s business that the Employee is provided access to, gains knowledge of, or is enabled to create as a consequence of the Employee’s association (as an employee, applicant or contractor) with MEDTRONIC if (a) MEDTRONIC has not authorized public disclosure of it; and (b) it is not readily available through lawful and proper means to the public or other persons outside MEDTRONIC who are not legally obligated to keep it confidential. CONFIDENTIAL INFORMATION includes but is not limited to, customer or client contact lists, TRADE SECRETS and INVENTIONS and, without limitation, may relate to research; development; experiments; clinical investigations; clinical trials; clinical and product development results and data; engineering; product specifications; computer programs; computer software; hardware configurations; manufacturing processes; compositions; algorithms; know-how; methods; machines; management systems and techniques; strategic plans; long-range plans; operating plans; organizational plans; financial plans; financial models; financial projections; nonpublic financial information; business, financial, planning, and strategic systems and methods; operating systems; information systems; acquisition and divestiture goals, plans, strategies, or targets; regulatory strategies, plans, and approaches; quality control systems and techniques; patent and intellectual property strategies, plans, and approaches; vendor and customer data; employee data entrusted to Employee by MEDTRONIC as part of Employee’s job duties; human resources goals, plans, and strategies; human resource management techniques; sales volumes; pricing strategies; sales and marketing plans and strategies; contracts and bids; and any business management techniques that are being planned, developed, utilized, or executed by MEDTRONIC. CONFIDENTIAL INFORMATION does not include information lawfully acquired by a non-management employee about wages, hours, or other terms and conditions of employment when used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of laborers.

1.4CONFLICTING ORGANIZATION means any person (including Employee) or entity that engages in, or is about to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support, or service of a COMPETITIVE PRODUCT or in COMPETITIVE RESEARCH AND SUPPORT.

1.5EMPLOYMENT STATE means the state where Employee primarily resides and works for MEDTRONIC when last employed with MEDTRONIC, and if Employee’s state of residence is different from the state where Employee is primarily employed to work for MEDTRONIC, then Employee’s EMPLOYMENT STATE will be the state where Employee last resides when employed by MEDTRONIC. For purposes of this Agreement, Employee shall have only one EMPLOYMENT STATE at any given time.

1.6INVENTION(S) means any and all inventions, discoveries, ideas, processes, writings, works of authorship, designs, developments, and improvements, whether or not protectable under the applicable patent, trademark, or copyright statutes, generated, conceived, or reduced to practice by Employee, alone or in conjunction with others, while employed by MEDTRONIC.

1.7LOOK BACK PERIOD means the last one (1) year of Employee’s employment with MEDTRONIC (or such shorter period of time as Employee has been employed), inclusive of any period of employment with an acquired business that has become part of MEDTRONIC.

1.8MEDTRONIC means Medtronic plc, and each and all entities wherever located that are directly or indirectly owned or controlled by, or that are directly or indirectly under the common control or ownership of, Medtronic plc, in which “control” shall mean at least the ownership of more than 50% equity or voting shares with the power to direct affairs of such entity, including but not limited to all of Medtronic plc’s direct and indirect subsidiary, parent, sibling entities, and affiliates, and each of their respective direct and indirect subsidiary, parent, sibling entities, and affiliates, and each of their respective successors and assigns, that exist now or in the future.

1.9MEDTRONIC CUSTOMER(S) means any person, entity, or institution, including the employees, agents, or representatives who controlled, directed, or influenced the purchasing decisions of such person, entity, or institution, to whom or to which Employee sold, negotiated the sales, supported, marketed, or promoted products or services, or had other material business-related involvement on behalf of MEDTRONIC during the LOOK BACK PERIOD, or as to which Employee received CONFIDENTIAL INFORMATION.

1.10MEDTRONIC PRODUCT(S) means any goods, products, or product lines (a) to which the services Employee (or persons under Employee’s management, direction, or supervision) performed for MEDTRONIC related, directly or indirectly, during the LOOK BACK PERIOD; or (b) as to which Employee received CONFIDENTIAL INFORMATION.

1.11TERRITORY shall mean the specific geographic territory assigned to Employee as his or her area of responsibility (by county, state, and/or any other boundary used in the ordinary course of MEDTRONIC’S business for Employee’s position), Employee’s state of employment within the United States, and any additional counties, states, or countries where MEDTRONIC does business that Employee has material involvement with or is provided CONFIDENTIAL INFORMATION about. Because MEDTRONIC does business throughout the United States and many other countries, in the event Employee is not assigned a specific territory as his or her area of responsibility then the relevant TERRITORY assigned to Employee shall be understood to be Employee’s state of employment within the United States, the remainder of the United States, and each additional country where MEDTRONIC does business that Employee has material involvement with or is provided CONFIDENTIAL INFORMATION about. References herein to counties and states includes their equivalents.

1.12TRADE SECRET(S) shall have the same meaning as is given to that term in the Minnesota Uniform Trade Secrets Act, Minnesota Statutes Section 325C.01, subd. 5.

ARTICLE 2: EMPLOYMENT

2.1Employment At Will. MEDTRONIC agrees that MEDTRONIC will employ, or continue to employ, Employee as an at-will employee, and either party to the employment relationship may terminate Employee’s employment at any time for any reason, with or without notice. This Agreement does not include all of the terms of or alter Employee’s at -will employment. This Section 2.1 does not apply if Employee and MEDTRONIC are parties to a written employment term agreement.
2.2Changes in Compensation or Other Terms of Employment. Any changes in the Employee’s duties, title, location of work, compensation and/or benefits or other terms and conditions of employment after this Agreement becomes effective will not terminate, invalidate, or modify this Agreement, or affect or impair the validity or enforceability of this Agreement. Except as otherwise provided in Section 8.4, the provisions of this Agreement shall be deemed incorporated into all agreements hereafter executed by Employee that relate to Employee’s compensation and/or benefits and/or job assignment or duties without being restated in full therein.
2.3Duties While Employed by Medtronic. Employee agrees to devote Employee’s full working time and attention to diligently, loyally, and faithfully performing and discharging the duties assigned to Employee by MEDTRONIC. Employee agrees to be familiar with MEDTRONIC policies that relate to Employee’s duties, and to abide by MEDTRONIC’s policies as they exist from time to time, including, without limitation, MEDTRONIC’s policies regarding Code of Conduct, Business Conduct Standards, and CONFIDENTIAL INFORMATION.
2.4Protection of Third Parties. Employee agrees not to divulge to, or use for the benefit of, MEDTRONIC any proprietary, trade secret, or confidential information of any former employer or third party. Employee represents and agrees that Employee has already returned or will immediately return any proprietary, trade secret, or confidential information of any and all former employers or other third parties prior to Employee’s first day of employment with MEDTRONIC, and Employee agrees that at no time while employed by MEDTRONIC will Employee have physical or electronic possession of any proprietary, trade secret, or confidential information of any former employer or third party, or provide such possession to MEDTRONIC.

ARTICLE 3: TRAINING, CONFIDENTIAL INFORMATION, AND GOODWILL

3.1Consideration. Subject to Section 2.1, MEDTRONIC agrees that it will employ, or continue to employ, Employee and compensate Employee, and will provide Employee with one or more of the following:
        a) training relating to the Business; (b) access to MEDTRONIC’s Business, customer, supplier, and employment relationships, and goodwill; (c) access to portions of its CONFIDENTIAL INFORMATION or INVENTIONS; or (d) provide such other consideration as may be provided for in this Agreement or provided to Employee as result of (or conditioned upon) Employee entering into this Agreement.

3.2Goodwill. Employee acknowledges that MEDTRONIC owns the goodwill in Employee’s relationships with MEDTRONIC CUSTOMERS that Employee maintains or develops in the course and scope of Employee’s employment with MEDTRONIC. If Employee owns goodwill in customer relationships when Employee commences employment with MEDTRONIC, Employee hereby irrevocably assigns any and all such goodwill to MEDTRONIC and agrees that MEDTRONIC is the sole owner of such goodwill. Such goodwill will not be returned to Employee upon termination of employment with MEDTRONIC.
3.3Fiduciary Duties. Employee agrees to treat all training, CONFIDENTIAL INFORMATION, INVENTIONS, intellectual property, business, customer, supplier, and employment relationships, and goodwill entrusted to Employee by MEDTRONIC as a fiduciary, and Employee accepts and undertakes all of the obligations of a fiduciary, including loyalty, good faith, trust, confidence, and candor, and Employee agrees to use such training, and to maintain, protect, and develop such CONFIDENTIAL INFORMATION, INVENTIONS, intellectual property, business, customer, supplier, and employment relationships, and goodwill only for MEDTRONIC’s benefit. Employee agrees that while employed by MEDTRONIC, Employee has the duty to explore any business opportunities relating to the Business solely on behalf of MEDTRONIC and agrees to bring any such business opportunities immediately to MEDTRONIC’S attention. The obligations of Employee pursuant to this Section 3.3 will not in any way be limited or restricted by any other provision in this Agreement nor shall they replace, modify, or abridge Employee’s obligations to MEDTRONIC under applicable statutory or common law.
3.4Medtronic Property. All documents and things in any format provided to Employee by MEDTRONIC or created by Employee in connection with Employee’s employment with MEDTRONIC (collectively “Medtronic Property”) are the property of MEDTRONIC and will be held by Employee as a fiduciary on behalf of MEDTRONIC. Employee agrees that upon termination of Employee’s employment with MEDTRONIC, or at any earlier time that MEDTRONIC requests, Employee will promptly return to MEDTRONIC, without waiting for a demand by MEDTRONIC, all documents and things (including all copies) containing Medtronic Property in all formats.
3.5Payment Obligations to Medtronic. All amounts owed to MEDTRONIC shall be paid to MEDTRONIC when they are due. Payments subject to this Section 3.5 include, but are not limited to, amounts owed pursuant to any agreement or policy that requires repayment to MEDTRONIC if certain conditions, period of service or requirements are not met (such as sales guarantee payments, sign-on bonus payments, tuition reimbursement payments); amounts owed pursuant to the MEDTRONIC Expense Reimbursement Policy, Corporate Card Policy, or Travel Policy; and amounts owed due to overpayment.
3.6Confidential Information Obligations. Employee agrees not to use or disclose any CONFIDENTIAL INFORMATION except for the benefit of MEDTRONIC, either during or after employment, for as long as the information at issue retains the characteristics described above in Section 1.3. This prohibition on use or disclosure of information except for the benefit of MEDTRONIC specifically applies to the use of customer or client contact information and lists, and prohibits the use of such information to solicit MEDTRONIC CUSTOMERS for the benefit of a CONFLICTING ORGANIZATION. MEDTRONIC’S Global Security Policy and other policies setting forth applicable restrictions on sharing CONFIDENTIAL INFORMATION and Medtronic Property with other MEDTRONIC employees during Employee’s employment with MEDTRONIC is binding upon Employee, and Employee is required to be familiar with the provisions thereof. Subject to the provisions of Section 3.7 below, the obligations of Employee pursuant to this Section 3.6 will not in any way be limited or restricted by any other provision in this Agreement nor shall they replace, modify, or abridge Employee’s obligations to MEDTRONIC under applicable statutory or common law. If (and only if) required by controlling state law for enforcement, the restriction on Employee’s post-employment use of CONFIDENTIAL INFORMATION shall expire three years after employment with MEDTRONIC ends with respect to CONFIDENTIAL INFORMATION that does not otherwise qualify as a TRADE SECRET information or information protected from disclosure by applicable laws (such as regulations concerning personal identifying information) or by a third-party agreement (such as those between MEDTRONIC and third parties who entrust it with their confidential information). TRADE SECRET information shall be protected from unauthorized use or disclosure as long as the information at issue continues to qualify as a TRADE SECRET.
3.7Protected Conduct. Nothing in this Agreement prohibits or is meant to discourage Employee from reporting to MEDTRONIC illegal workplace conduct, or perceived violations of the law, or from opposing or reporting to the relevant law enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, Occupational Safety and Health Commission, National Labor Relations Board or Department of Labor) an event that Employee believes is a violation of law, or from cooperating in an investigation conducted by a government agency. Further, nothing in this Agreement limits or affects Employee’s right to disclose or discuss criminal conduct, discrimination, harassment (including but not limited to sexual harassment or sexual assault) or retaliation, or prohibits Employee from providing truthful testimony in a legal, administrative, or arbitration proceeding. This may include disclosure of TRADE SECRET information or CONFIDENTIAL INFORMATION within the limitations permitted by the Defend Trade Secrets Act of 2016 (“DTSA”). Employee is hereby provided notice that under the DTSA, (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal (so that it is not made public); and (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. If Employee is employed in a non-management, non-supervisory position then nothing in this Agreement prohibits Employee from using information Employee acquires through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by the MEDTRONIC for any purpose (or in the pursuit of any rights) protected under Section 7 of the National Labor Relations Act (“NLRA”) unless the information is entrusted to Employee in confidence by MEDTRONIC as part of Employee’s confidential job duties (such as human resources, payroll or benefits administration duties). NLRA Section 7 rights refer to the rights of employees to self- organization, to form, join, or assist labor organizations, or to engage in other concerted activities for their mutual aid or protection, and to solicit other employees to join them in such activities, or to refuse to do so. The conduct protected in this Section is collectively referred to as “Protected Conduct.” Nothing in this Section protects, invites, permits, or limits liability for illegal activity such as breaking and entering, illegal computer access (hacking) or theft of MEDTRONIC property.
3.8Nondisclosure of Other Legally Protected Information. Employee acknowledges and agrees that various federal, state, and local statutes, laws, rules, and regulations regulate, prohibit, or restrict access to and the use and dissemination of data and information about patients, customers, health care providers, or others (“Legally Protected Information”). Such Legally Protected Information may include, by way of example but not by way of limitation, patient data, employee data, credit card data, medical records, social security numbers, Medicare or Medicaid data, driver’s license numbers, information protected by HIPAA, and similar types of information. Employee agrees not to use or disseminate any Legally Protected Information for any purpose not permitted by the applicable federal, state, and local statutes, laws, rules, and regulations.

ARTICLE 4: RESTRICTIONS ON COMPETITION AND SOLICITATION

4.1Restrictions on Competition for Section 16(b) Executive Officers. If at any time during the LOOK BACK PERIOD Employee was designated as an Executive Officer pursuant to Section 16(b) of the Securities Exchange Act of 1934 in Form 10k filed by MEDTRONIC with the Securities and Exchange Commission, or if at any time during the LOOK BACK PERIOD Employee filed a Form 3 with the Securities and Exchange Commission, Employee agrees that while employed by MEDTRONIC and for two (2) years after the last day Employee is employed by MEDTRONIC, Employee will not be employed by or otherwise perform services for a CONFLICTING ORGANIZATION within the TERRITORY in any role or capacity that involves providing advice or other material assistance to a CONFLICTING ORGANIZATION in its efforts to compete with MEDTRONIC, whether directly or through the direction or control of others.
4.2Restrictions on Competition. If Employee is not subject to Section 4.1, Employee agrees that while employed by MEDTRONIC and for twelve (12) months after the last day Employee is employed by MEDTRONIC, Employee will not be employed by or otherwise perform services for a CONFLICTING ORGANIZATION in connection with or relating to a COMPETITIVE PRODUCT, COMPETITIVE RESEARCH AND SUPPORT, CONFIDENTIAL INFORMATION, or INVENTIONS within the TERRITORY, whether directly, or through the direction or control of others.
4.3Restrictions on Solicitation of Customers. Employee agrees that while employed by MEDTRONIC and for twelve (12) months after the last day Employee is employed by MEDTRONIC, Employee will not participate in any manner in the solicitation of a MEDTRONIC CUSTOMER for the benefit of a CONFLICTING ORGANIZATION or in connection with or relating to the provision or development of a COMPETITIVE PRODUCT or COMPETITIVE RESEARCH AND SUPPORT.
4.4Prevention of Inevitable Disclosures. Employee further understands and agrees that in addition to, and not in lieu of, the restrictions in Section 4.1, Employee will not engage in any role or activity that requires Employee to use, disclose, or rely upon CONFIDENTIAL INFORMATION for a purpose not authorized by this Agreement, or to participate or assist in solicitation activity that involves the use or disclosure of MEDTRONIC client or customer contact list information Employee acquired in the course of employment with MEDTRONIC for the benefit of a COMPETITIVE ORGANIZATION. This prohibition will remain in place as to all CONFIDENTIAL INFORMATION for as long as the information at issue is subject to the confidentiality obligation provided for in Section 3.6.
4.5Restrictions on Solicitation of Medtronic Employees. Employee agrees that while employed by MEDTRONIC and for eighteen (18) months after the last day Employee is employed by MEDTRONIC, Employee will not directly or indirectly solicit, cause to be solicited, or participate in or promote the solicitation of any MEDTRONIC employee to terminate that MEDTRONIC employee’s employment with MEDTRONIC or to breach that MEDTRONIC employee’s Medtronic Employee Agreement, or to perform services for or become employed by a CONFLICTING ORGANIZATION, if such MEDTRONIC employee was a person (a) who Employee directly or indirectly managed or supervised; or (b) who directly or indirectly managed or supervised Employee; or (c) who directly interacted with Employee in connection with the Business of MEDTRONIC; or (d) about whom Employee learned CONFIDENTIAL INFORMATION, including but not limited to information pertaining to performance or compensation if such information was entrusted to Employee as a consequence of employment in a management or supervisory position.
4.6Post-Employment Disclosure by Employee. Employee agrees that if, while employed by MEDTRONIC or at any time during the term of the restrictions applicable to Employee described in Sections 4.1, 4.2, 4.3, or 4.5, Employee accepts an offer of employment from any new employer, Employee will immediately disclose to MEDTRONIC in writing the identity of such new employer, the job title of Employee’s new position, and a description of any services to be rendered to that employer. In addition, Employee agrees to respond within ten (10) days to any written request from MEDTRONIC for further information concerning Employee’s work activities sufficient to provide MEDTRONIC with assurances that Employee is not violating any of the obligations Employee has undertaken in this Agreement.
4.7Solicitation Understandings. Unless it would make the restriction to which it applies unenforceable, the term solicitation (and its derivations) will mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action, irrespective of who first initiated contact. It shall not include general advertising (such as “help wanted” ads) that are not targeted at MEDTRONIC’s employees or customers. The post-employment restrictions in Sections 4.3 and 4.5 are understood to be reasonably and logically limited by geography to those locations where the covered customers and employees are located and available for solicitation and no further geographic limitation is necessary to make these restrictions reasonable. However, if a different form of geographic limitation is necessary to make one of these restrictions enforceable then the restriction(s) that need it for enforceability shall be considered limited to the Employee’s Territory. Nothing in the nonsolicit restrictions in this Agreement prohibits solicitation activity that is Protected Conduct under Section 7 of the NLRA (as described in Section 3.7 above)

ARTICLE 5: COMPENSATION FOR NON-COMPETITION PERIOD

5.1Post-Employment Waiver or Compensation. If three (3) months have passed since Employee has ceased working for MEDTRONIC and Employee has not been able to find subsequent employment on account of the restrictions contained in Sections 4.1, 4.2 or 4.3 (the “Competition/Customer Restrictions”) above, Employee may apply to MEDTRONIC for a waiver of all or some part of the Competition/Customer restrictions, or for compensation for the remaining period of time that MEDTRONIC determines that the Competition/Customer Restrictions shall remain in effect. The decisions as to granting a waiver, if and how long to retain the Competition/Customer Restrictions, and/or if to pay compensation are completely and totally within MEDTRONIC’s sole discretion. Employee acknowledges and agrees that it is in Employee’s own best interest to provide MEDTRONIC with the most accurate and complete information that Employee can about Employee’s efforts to obtain non-competitive subsequent employment in connection with Employee’s application for post- employment waiver of the Competition/Customer Restrictions or compensation, and Employee agrees to cooperate with MEDTRONIC in providing whatever information MEDTRONIC requests in connection with such application. If after reviewing the information provided by Employee, MEDTRONIC decides in its discretion to compensate Employee, MEDTRONIC will make a payment in an amount equal to seventy-five percent (75%) of Employee’s Monthly Base Pay. “Monthly Base Pay” shall be calculated by determining Employee’s total salary and commissions (excluding benefits, bonuses and any indirect or deferred compensation) for the last four (4) full MEDTRONIC fiscal quarters preceding termination of Employee’s employment and dividing that amount by twelve (12). Applications under this Section 5.1 shall be made to the General Counsel of MEDTRONIC or the General Counsel’s designee.

ARTICLE 6: INVENTIONS

6.1Disclosure. Employee agrees to promptly disclose to MEDTRONIC in writing all INVENTIONS, including submission of disclosures for patent protection via https://medtronic.anaqua.com/ or as otherwise communicated to Employee in the future.
6.2Ownership, Assignment, and Recordkeeping. All INVENTIONS will be the exclusive property of MEDTRONIC. Employee hereby assigns all INVENTIONS to MEDTRONIC and authorizes MEDTRONIC to file patent applications on Employee’s behalf. Employee agrees to keep accurate, complete, and timely records of Employee’s INVENTIONS, which records will be the property of MEDTRONIC and will be retained on MEDTRONIC’s premises, unless otherwise permitted herein or in compliance with MEDTRONIC’s policies. Employee shall submit the written disclosure of INVENTIONS to via https://medtronic.anaqua.com/ or as otherwise communicated in writing or policies to Employee in the future.
6.3Cooperation. During and after the termination of Employee’s employment with MEDTRONIC, Employee agrees to give MEDTRONIC all cooperation and assistance necessary to perfect, protect, and use MEDTRONIC’s rights to INVENTIONS. This cooperation includes signing all documents, doing all things, and supplying all information that MEDTRONIC may deem necessary to (a) transfer or record the transfer of Employee’s entire right, title, and interest in INVENTIONS; and (b) enable MEDTRONIC to obtain patent, copyright, or trademark protection for INVENTIONS anywhere in the world.
6.4Attorney-in-Fact. Employee hereby irrevocably designates and appoints MEDTRONIC and its duly authorized officers and agents as attorney-in-fact to act for Employee, on Employee’s behalf, and in Employee’s stead to execute and file any lawful and necessary documents, and to do all other lawfully permitted acts required for the assignment of, application for, or prosecution of any United States or foreign application for letters patent, copyright, or trademark with the same legal force and effect as if executed by Employee.
6.5Waiver. Employee hereby irrevocably waives and quitclaims to MEDTRONIC any and all claims, of any nature whatsoever, which Employee may now have or may hereafter have for infringement of any patent, copyright, or trademark resulting from any INVENTIONS.
6.6Future Patents. Any INVENTION relating to the Business of MEDTRONIC with respect to which Employee files a patent application within one (1) year following termination of Employee’s employment with MEDTRONIC will be presumed to cover INVENTIONS conceived by Employee during the term of Employee’s employment with MEDTRONIC, subject to proof to the contrary by Employee by good faith, contemporaneous, written, and duly corroborated records establishing that such Invention was conceived and made following termination of employment with MEDTRONIC and without using CONFIDENTIAL INFORMATION.
6.7Release of License. If an INVENTION does not relate to the existing or reasonably foreseeable business interests of MEDTRONIC, MEDTRONIC may, in its sole and unreviewable discretion, release or license the INVENTION to Employee upon written request by Employee. No release or license will be valid unless in writing signed by MEDTRONIC’s Chief Patent Counsel or MEDTRONIC’s General Counsel.
6.8Notice. This Agreement’s assignment provisions are limited to only those inventions that can be lawfully assigned by an employee to an employer. Some examples of state laws limiting the scope of assignable inventions are: Delaware Code Title 19 Section 805; Kansas Statutes Section 44-130;

Minnesota Statutes 13A Section 181.78; New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265; NY Labor Law § 203-f; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-1 through 34-39- 3, “Employment Inventions Act”; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140. NOTICE: I acknowledge notice that to the extent one of the foregoing laws applies, my invention assignment agreement will not apply to an invention for which no equipment, supplies, facility or TRADE SECRET information of MEDTRONIC was used and which was developed entirely on my own time, unless: (1) the invention relates directly to the Business of MEDTRONIC or to MEDTRONIC’s actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by me for MEDTRONIC. Similarly, to the extent California Labor Code Section 2870 or Illinois 765 ILCS 1060/1-3 “Employee Patent Act”), or NY Labor Law § 203-f controls, then the same notice will apply absent the word “directly” in part (1).

ARTICLE 7: GOVERNING LAW, VENUE, AND JURISDICTION GOVERNING THIS AGREEMENT

7.1Governing Law. The validity, enforceability, construction, and interpretation of this Agreement will be governed by the laws of Employee’s EMPLOYMENT STATE without regard to any conflicts of law principles of Employee’s EMPLOYMENT STATE or any other state to the contrary.
7.2Addendum A Modifications. If Employee’s EMPLOYMENT STATE is one of the states listed in Addendum A, the provisions of this Agreement are modified as indicated in Addendum A for that state, but only while that state remains Employee’s EMPLOYMENT STATE. If Employee’s EMPLOYMENT STATE changes during employment with MEDTRONIC, then any modifications applicable to Employee’s new EMPLOYMENT STATE provided for in Addendum A will control and any modifications that may have previously applied based on Employee’s prior EMPLOYMENT STATE will no longer apply. If no specific modifications are listed in Addendum A for the state that is Employee’s EMPLOYMENT STATE, this Agreement remains “as is” without any modification by Addendum A.
7.3Venue and Personal Jurisdiction. Any dispute arising out of or related to this Agreement, or any other written agreement entered into contemporaneously herewith or at any time in the future between Employee and MEDTRONIC that does not contain an explicit choice of venue clause or an explicit agreement to arbitrate (“Other Agreement(s)”), or which arises out of or is related to any breach or alleged breach of this Agreement or of Other Agreements will be decided by a court of competent subject matter jurisdiction located in either Employee’s EMPLOYMENT STATE or Minnesota. For any matter that can (in accordance with any arbitration agreement between the Parties) be pursued in a court of law, Employee consents to the personal jurisdiction of the courts of proper subject matter jurisdiction located in Employee’s EMPLOYMENT STATE and those located in Minnesota and Employee waives any objections to the exercise of jurisdiction over Employee by such courts (whether based on convenience, cost, location of witnesses or evidence, or otherwise) (collectively the “Chosen Venues”).
7.4Covenant Not to Sue. Employee hereby irrevocably covenants not to sue MEDTRONIC or any of MEDTRONIC’s current or former employees in any jurisdiction other than a court located in one of the Chosen Venues. Employee further agrees not to assist, aid, abet, encourage, be a party to, or participate in the commencement or prosecution of any lawsuit or action by any third party arising out of or related to this Agreement or Other Agreements in any jurisdiction or venue other than the Chosen Venues; provided, however, that nothing herein will prohibit or restrict MEDTRONIC or Employee from being a witness or otherwise providing evidence in any action pursuant to court order or subpoena.

7.5Remedies for Breach of Medtronic Employee Agreement. MEDTRONIC and Employee agree that the covenants and restrictions contained in this Agreement are necessary for the protection of the legitimate business interests of MEDTRONIC, including but not limited to CONFIDENTIAL INFORMATION, INVENTIONS, intellectual property, business relationships, customer relationships, supplier relationships, employment relationships, and goodwill, and Employee stipulates and agrees, having read and understood such restrictions, that all such restrictions are reasonable and necessary for the protection of MEDTRONIC’s legitimate business interests. Employee further acknowledges and agrees that any breach of this Agreement by Employee will cause MEDTRONIC substantial, irrevocable, and irreparable harm and damage, and that MEDTRONIC’s remedy at law for damages will be inadequate to fully and completely make MEDTRONIC whole for the damages and harm caused by any such breach of this Agreement. Accordingly, Employee stipulates and agrees that in the event of a breach of this Agreement by Employee, MEDTRONIC will be entitled to seek any or all of the following relief on a temporary or permanent basis: (a) a decree of specific performance requiring Employee to specifically perform Employee’s obligations hereunder; (b) a temporary restraining order, temporary injunction, and/or permanent injunction to restrain and enjoin any such breach by Employee and by any of Employee’s partners, agents, servants, or employees, or any other persons or entities in active concert or participation with Employee; (c) all direct, incidental, and consequential damages; (d) punitive or exemplary damages; (e) all reasonable attorneys’ fees, costs of investigation, and all other costs and expenses incurred in connection with the enforcement of this Agreement; and (f) any and all other rights and remedies at law or in equity that MEDTRONIC may have which are not enumerated in this Section 7.5.
7.6Tolling. In determining the appropriate remedies to be granted to MEDTRONIC, MEDTRONIC and Employee mutually agree that a court may in its discretion extend the duration of the restrictions contained in Article 4 above for such amount of time as the court in its discretion deems necessary to mitigate the adverse consequences to MEDTRONIC of Employee’s breach, and MEDTRONIC and Employee mutually agree that in no event shall the extension be of less duration than the number of months during which Employee was in breach of this Agreement for any part of a month.
ARTICLE 8: OTHER PROVISIONS

8.1Obligations Unconditional. The obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or nonperformance of any terms, duties, or obligations not specifically recited in this Agreement.

8.2Waiver by Medtronic. No waiver by MEDTRONIC of performance of any provision of this Agreement by Employee or waiver by MEDTRONIC of any breach of this Agreement by Employee will be valid unless contained in a writing signed by the General Counsel of MEDTRONIC or the General Counsel’s designee. A waiver by MEDTRONIC of any performance or breach of any provision of this Agreement by Employee will not constitute or be deemed a waiver by MEDTRONIC of any other provision of this Agreement, and a waiver by MEDTRONIC of any breach of this Agreement will not constitute or be deemed a waiver of any other breach of this Agreement. It will not be a defense to any claim brought against Employee by MEDTRONIC that MEDTRONIC has not pursued legal action against any other person or entity, even if that person or entity is identically or similarly situated to Employee.

8.3Provisions Survive Termination. To the extent that any provisions of this Agreement apply to the time period after, or require performance or enforcement after, termination of Employee’s employment with MEDTRONIC, all such provisions survive the termination of Employee’s employment with MEDTRONIC and termination of this Agreement and may be enforced subsequent thereto.

8.4Prior and Contemporaneous Agreements. Except to the extent provided in Section 8.6 below, all prior agreements, if any, between MEDTRONIC and Employee relating to any part of the subject matter of this Agreement are superseded and rendered null and void upon execution of this Agreement by Employee; provided, however, that nothing in this Agreement invalidates, renders null or void, or otherwise affects any term or provision of any MEDTRONIC company-wide compensation or benefit plan or any agreements related thereto, or any written employment term agreement between MEDTRONIC and Employee. All agreements of any kind or nature entered into contemporaneously herewith will be read and construed with this Agreement as if all such agreements constituted a single agreement.

8.5Application to Employees Who Are Attorneys. If Employee is a licensed attorney, this Agreement will not be interpreted or enforced so as to conflict with any applicable attorney Rules of Professional Conduct relating to the right of a lawyer to practice law.

8.6Validity Not Impaired. In the event that any provision of this Agreement is determined to be unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be impaired or affected. In accordance with any applicable law, MEDTRONIC and Employee encourage the court to exercise its discretion to “blue pencil” any provision of this Agreement or Other Agreements found to be unreasonable or otherwise invalid in order to make such provision enforceable. To the extent any provision of this Agreement is judicially determined to be unenforceable and the court declines to exercise its discretion to “blue pencil” such provision, any provisions of any prior agreement between Employee and MEDTRONIC addressing the subject matter of the unenforceable provision will be deemed to govern the relationship between Employee and MEDTRONIC. “Blue pencil” refers to the ability of a court to engage in partial enforcement of a restriction or to reform the scope of restriction so that it is reasonable, enforceable, and consistent with the parties’ intent to protect MEDTRONIC’s legitimate, protectable business interests. This Agreement does not alter, replace, or amend Employee’s obligations to MEDTRONIC under applicable statutory or common law.

8.7Transfer or Assignment. MEDTRONIC may transfer or assign its rights and obligations pursuant to this Agreement to its successors or assigns without the need for further notice to or consent from Employee. Employee may not transfer or assign its rights and obligations hereunder.

8.8Electronic Signature. MEDTRONIC and Employee stipulate and agree that this Agreement may be electronically signed. MEDTRONIC and Employee agree that any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. It is intended by MEDTRONIC and Employee that the electronic signatures on this Agreement are in compliance with the provisions of the Electronic Signatures in Global and National Commerce Act of 2000, Title 15, United States Code, Chapter 96, and that this Agreement will be interpreted and enforced in accordance therewith.

8.9Effective Date. This Agreement, including Addendum A which is attached hereto and incorporated herein by reference, becomes effective and mutually binding upon MEDTRONIC and Employee immediately upon signature by Employee, and does not require signature by MEDTRONIC to be binding upon MEDTRONIC unless otherwise indicated for my EMPLOYMENT STATE in Addendum A.

8.10Employee Opportunity to Review and Consult. Employee warrants and represents to MEDTRONIC that prior to signing this Agreement, Employee has had an adequate opportunity to review this Agreement and Addendum A hereto, as well as, if Employee wished, to consult counsel of Employee’s own choosing for advice regarding Employee’s legal rights and obligations pursuant hereto. Further, Employee acknowledges that Employee is hereby advised to consult with an attorney prior to signing this Agreement. If (and only if) required by controlling state law for enforcement, Employee confirms that (a) Employee was provided advance notice of the terms of this Agreement (including noncompete restrictions to the extent they apply) with or prior to Employee’s offer of employment, promotion, or other material advancement; (b) after being given such notice, Employee was given the greater of fourteen (14) calendar days or ten (10) business days of notice before being required to execute this Agreement; and (c) if Employee executed this Agreement prior to the expiration of the above-described notice periods, Employee does so of Employee’s own free will and voluntarily waives the remainder of the notice period.

EMPLOYEE	MEDTRONIC PLC
By: /s/ Reuben A. Mjannes
Employee Name (please print)	Reuben A. Mjaanes
Vice President, Chief Counsel
Employment, Labor & Immigration
Employee Signature
Date:

ADDENDUM A
TO MEDTRONIC EMPLOYEE AGREEMENT

STATE-SPECIFIC MODIFICATIONS

This Addendum is made subject to the terms and conditions provided for in Section 7.2 of the Agreement which explains how this Addendum A modifies the terms of the Agreement if Employee’s EMPLOYMENT STATE is one of the states listed below. If Employee’s EMPLOYMENT STATE is not listed below then no state-specific modification is applicable to Employee.

Alabama: If Alabama is Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Section 4.5 shall be limited to targeting employees in Sensitive Positions. An employee in a “Sensitive Position” refers to an employee of MEDTRONIC who is uniquely essential to the management, organization, or service of the Business. Section 1.7 shall be modified so that the definition of “MEDTRONIC CUSTOMER(S)” shall be further limited to current customers. In addition, it is understood that notwithstanding language in Section 8.9 to the contrary, signature by the MEDTRONIC employer is necessary for the post-employment restrictions in Section 4 to be binding.

California: Irrespective of where this Agreement is signed by Employee or where Employee works for the MEDTRONIC, the post-employment obligations in Sections 4.1, 4.2, 4.3, and 4.5 will not be applicable to Employee in the event Employee becomes a resident of or primarily works in California. If California is Employee’s EMPLOYMENT STATE, then: Nothing in the Agreement shall be applied to deprive Employee of the substantive protection of California law with respect to a controversy arising in California nor will anything in the Agreement require Employee to adjudicate outside of California a claim arising in California. The post-employment restrictions in Sections 4.1, 4.2, 4.3, and 4.5 shall not apply, and the restriction in Section 4.4 shall be limited to prohibit only threatened trade secret misappropriation consistent with controlling state and federal law. Any conduct related to MEDTRONIC customers or employees that involves the misappropriation of MEDTRONIC’s TRADE SECRET information will remain prohibited conduct under the Agreement at all times. Nothing in the Agreement shall be construed prohibit Employee from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe are unlawful.

Colorado: If Colorado is Employee’s EMPLOYMENT STATE, then: Nothing in this Agreement will require Employee to adjudicate outside of Colorado the enforceability of a covenant not to compete or require that another state’s law other than Colorado law govern the enforceability of a covenant not to compete that applies to Employee. Employee agrees that the activities addressed in Sections 4.1 – 4.3 are activities that would (by their nature) involve or lead to the compromise of trade secrets while Employee is employed and for at least 2 years thereafter. Accordingly, the post-employment covenants in Sections 4.1 – 4.3 are each reasonable and necessary for the protection of Company trade secrets. The post-employment restrictions in Sections 4.1 – 4.3 will not be applicable to Employee unless Employee earns (or is expected to earn if employed less than a calendar year) an amount of “Annualized Cash Compensation” equivalent to or greater than the “Threshold Amount” for highly compensated workers as these quoted terms are defined under Col. Rev. Stat. § 8-2-113 (the “Colorado Act”). The Threshold Amount is $101,250 as of August 10, 2022, and will be adjusted annually thereafter by the Colorado Division of Labor Standards. Employee received notice of the covenants not to compete in this Agreement and their terms before Employee accepted the offer of employment, or, if a current employee at the time Employee entered into this Agreement, at least fourteen (14) days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of Employee’s employment that provided consideration for the covenants not to compete.

District of Columbia: If the District of Columbia (DC), is Employee’s EMPLOYMENT STATE, then: Nothing in this Agreement or any Company policy restricts Employee from having additional outside employment or contract work so long as the outside work does not violate Employee’s duty of loyalty or create a conflict of interest. Employee will notify the Company prior to accepting any outside employment or contract work so it can be evaluated for compliance with this Agreement and Company policy. The post-employment restrictions in Sections 4.1 - 4.2 will not apply to Employee unless Employee fits into the category of employment covered in the relevant Section, and Employee earns (or is anticipated to earn) at least $150,000 in compensation from the Company in a consecutive 12-month period (the earnings “Threshold”). If a post-employment restriction in Section 4.1 or 4.2 applies, it will cease to apply to Employee 365 days after Employee’s employment with the Company ends irrespective of anything in the Agreement to the contrary. The Threshold amount will be adjusted beginning Jan. 1, 2024, in proportion to the annual average increase, if any, in the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area published by the Bureau of Labor Statistics of the United States Department of Labor for the previous calendar year. If Employee earns (or is anticipated to earn) the Threshold amount, then Employee acknowledges receipt of the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Medtronic has determined that you are a highly compensated employee. For more information about the Ban on Non- Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).” Employee acknowledges that Employee has received a copy of the Agreement, including Addendum A, at least 14 calendar days before Employee began working for the Company if Employee is a new hire, or at least 14 days before Employee was required to sign the Agreement if already employed by the Company at the time asked to sign the Agreement. Section 1.5 shall be limited to provide that if Employee spends more than half Employee’s work time working for MEDTRONIC in the District of Columbia (DC), or is based in DC and Employee does not spend the majority of Employee’s work time working in another jurisdiction, then DC will be Employee’s EMPLOYMENT STATE.

Georgia: If Georgia is the Employee’s EMPLOYMENT STATE, then: For purposes of Employee’s post- employment obligations, COMPETITIVE PRODUCT(S) shall be further understood to be those of the type conducted, authorized, offered, or provided by MEDTRONIC in the two years prior to termination of Employee’s employment. The post-employment restriction provided for in Section 4.5 shall be limited to Employee’s TERRITORY.

Idaho: If Idaho is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Sections 4.1, 4.2, and 4.3 shall be limited to a period of eighteen (18) months after the last day Employee is employed by MEDTRONIC, unless consideration, in addition to employment or continued employment, is given to Employee.

Illinois: If at the time Employee enters into this Agreement Employee’s EMPLOYMENT STATE is Illinois, then: In exchange for Employee entering into this Agreement, MEDTRONIC will pay Employee a sum of not less than One Thousand Dollars ($1,000), less applicable taxes and withholdings. This payment shall serve as additional reasonable and adequate consideration for the post-employment obligations in Sections 4.1, 4.2, 4.3 and 4.5 of the Agreement, to supplement and not replace or eliminate the value and sufficiency of the consideration provided for in Article 5 of the Agreement, and the remaining professional and financial benefits of the position in which Employee is being employed as consideration for Employee’s covenants in the Agreement.
And, so long as Illinois remains Employee’s EMPLOYMENT STATE, then: The restrictions in Article 4 that would qualify as a “covenant not to compete” under 820 ILCS 90/10 (“The Illinois Freedom to Work Act”) will not apply unless Employee’s actual or expected annualized rate of earnings exceeds $75,000 per year ($80,000 per year starting Jan. 1, 2027, $85,000 per year starting Jan. 1, 2032, and $90,00 per year starting Jan. 1, 2037) and any Article 4 restrictions that would qualify as a “covenant not to solicit” under the Illinois Freedom to Work Act will not apply unless Employee’s actual or expected annualized rate of earnings exceeds $45,000 per year (or $47,500 per year starting Jan. 1, 2027, $50,000 per year starting Jan. 1, 2032, and $52,500 per year starting Jan. 1, 2037).

Indiana: If Indiana is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Section 4.3 related to employee solicitation shall be limited to prohibit solicitation and/or recruitment of employees in Sensitive Positions. An employee in a “Sensitive Position” refers to an employee of MEDTRONIC in a role where the employee is provided CONFIDENTIAL INFORMATION that could be used for the benefit of a CONFLICTING ORGANIZATION.

Louisiana: If Louisiana is Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Section 4.1 shall apply to the following parishes in Louisiana and counties outside Louisiana which were either (1) in Employee’s MEDTRONIC sales territory (provided Employee has engaged in sales activities on behalf of MEDTRONIC in those Louisiana parishes and/or counties during the last one (1) year of Employee’s employment with MEDTRONIC) or (2) in the Louisiana parishes and/or counties that MEDTRONIC engaged in business within and that Employee’s services to MEDTRONIC supported during the last one (1) year of Employee’s employment with MEDTRONIC: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, Desoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis. Jefferson, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.

Massachusetts: If at the time Employee enters into this Agreement Employee’s EMPLOYMENT STATE is Massachusetts, then: In exchange for Employee entering into this Agreement, MEDTRONIC will pay Employee a sum of not less than One Thousand Dollars ($1,000), less applicable taxes and withholdings, or such other special consideration as may be described in Employee’s offer letter (which description is incorporated herein by reference). This payment or other consideration shall serve as additional, mutually agreed upon reasonable and adequate consideration for the obligations in Sections 4.1 and 4.2 of the Agreement, to supplement and not replace or eliminate the value and sufficiency of the remaining consideration provided for in Article 5 of the Agreement. The foregoing payment obligation will only apply if Employee is employed in a position where the restrictions in either Section 4.1 or Section 4.2 would apply to Employee under the standards set forth in Section 24L of Chapter 149 of the General Laws of Massachusetts (the “Massachusetts Noncompete Act”).
And, so long as Massachusetts remains Employee’s EMPLOYMENT STATE, then: The post- employment restrictions in Sections 4.1 and 4.2 shall be limited to a period of twelve (12) months after the last day Employee is employed by MEDTRONIC, unless Employee has breached his or her fiduciary duty to MEDTRONIC and/or has unlawfully taken, physically or electronically, any MEDTRONIC Property, in which case the post-employment restrictions in Sections 4.1 and 4.2 shall extend for a period of two (2) years after the last day Employee is employed by MEDTRONIC. If Employee’s employment is terminated without cause or as part of a reduction in force, then the post-employment restrictions in Sections 4.1 and 4.2 shall not apply to Employee. Employee acknowledges that if Employee is signing this Agreement when initially hired by MEDTRONIC, Employee received a copy of this Agreement prior to receiving a formal offer of employment from MEDTRONIC or at least ten (10) business days before commencement of Employee’s employment with MEDTRONIC, whichever came first; and if Employee was already employed by MEDTRONIC at the time of signing this Agreement, that Employee was provided a copy hereof at least ten (10) business days before the effective date of this Agreement. In addition, it is understood that notwithstanding language in Section 8.9 to the contrary, signature by the MEDTRONIC employer is necessary for the post-employment restrictions in Section 4.1 and 4.2 to be binding.

Minnesota: If Minnesota is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Sections 4.1 and 4.2 are modified so that they do not restrict Employee, after termination of the employment, from performing (1) work for another employer for a specified period of time, (2) work in a specified geographical area, or (3) work for another employer in a capacity that is similar to the Employee's work for MEDTRONIC, so long as Employee can do so without violating the following remaining post- employment obligations under the Agreement: the nondisclosure obligations, the agreements to protect Trade Secrets and Confidential Information, the non-solicitation agreements, the restrictions on use of client or customer contact lists, and the restrictions on solicitation of customers of MEDTRONIC. With respect to claims arising under Minnesota Statutes chapter 181.988 (referencing “Covenants Not To Compete”), nothing in this Agreement will require Employee to adjudicate outside of Minnesota a claim arising in Minnesota or deprive Employee of the substantive protection of Minnesota law with respect to a controversy arising in Minnesota.

Missouri: If Missouri is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Section 4.5 shall be modified to provide that they do not apply if Employee or the employee covered by the restriction provides only secretarial or clerical services.

Montana: If Montana is the Employee’s EMPLOYMENT STATE, then: Section 2.1 shall only apply during the initial 12-month period of Employee’s employment in Montana (the probationary period). Thereafter, so long as Montana remains the Employee’s EMPLOYMENT STATE, Section 2.1 will not apply. Section 2.1 will immediately resume effect if Employee moves to a different EMPLOYMENT STATE.

Nebraska: If Nebraska is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Sections 4.1 and 4.2 will not be applicable. For purposes of the post-employment restriction in Section 4.3, Section 1.7 shall be modified so that the definition of “MEDTRONIC CUSTOMER(S)” means any persons, entities, or institutions with which Employee did business and had personal business-related contact during the LOOK BACK PERIOD.

Nevada: If Nevadaisthe Employee’s EMPLOYMENT STATE, then: Sections 4.1, 4.2, and 4.3 shall not preclude Employee from providing services to any MEDTRONIC CUSTOMER if: (a) Employee did not solicit the MEDTRONIC CUSTOMER; (b) the MEDTRONIC CUSTOMER voluntarily chose to leave and seek services from Employee; and (c) Employee is otherwise complying with the limitations in the Agreement as to time and scope of activity to be restrained. In addition, no covenant in Article 4 that would qualify as a “Noncompetition covenant” under Nevada law (Chapter 613 of NRS) will apply to Employee if Employee is paid solely on an hourly wage basis, exclusive of any tips or gratuities.

New York: If New York is the Employee’s EMPLOYMENT STATE, then: Section 1.7 shall be modified so that the definition of “MEDTRONIC CUSTOMER(S)” excludes those customers who became a customer of MEDTRONIC solely as a result of Employee’s independent contact and business development efforts with the customer prior to and independent from his or her employment with MEDTRONIC.

North Carolina: If North Carolina is the Employee’s Employment State, then: The LOOK BACK PERIOD shall be reduced from two years to one year.

North Dakota: If North Dakota is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Sections 4.1, 4.2, and 4.3, shall not apply; provided, however, that any conduct of the same or similar nature related to MEDTRONIC customers or employees that involves the misappropriation of MEDTRONIC’s TRADE SECRET information will remain prohibited conduct under this Agreement at all times.

Oklahoma: If Oklahoma is the Employee’s EMPLOYMENT STATE, then: The post-employment restriction in Section 4.1, 4.2, and 4.3 shall be modified to provide that Employee may engage in the same business as that conducted by the MEDTRONIC or in a similar business as long as Employee does not directly solicit the sale of goods, services or a combination of goods and services from established customers of the MEDTRONIC for the benefit of a CONFLICTING ORGANIZATION. Established customers are those MEDTRONIC CUSTOMERS who did business with MEDTRONIC in the Look Back Period or made an agreement to do business with MEDTRONIC in the Look Back Period.

Oregon: If Oregon is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Sections 4.1 and 4.2 shall be limited to a period of twelve (12) months after the last day Employee is employed by MEDTRONIC.

Utah: If Utah is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Sections
4.1 and 4.2 shall be limited to a period of twelve (12) months after the last day Employee is employed by MEDTRONIC.

Virginia: If Virginia is the Employee’s EMPLOYMENT STATE, then: The post-employment restrictions in Sections 4.1 and 4.2 shall not apply if Employee is a Low Wage Employee as defined in Virginia Code Section 40.1-28.7:8. The parties further agree thatnothing in the Agreement shall be construed to prohibit Employee from becoming employed with a competing business in non-competitive position after employment with MEDTRONIC ends.

Washington: If Washington is the Employee’s EMPLOYMENT STATE (meaning where Employee is based), then: Sections 7.2 and 7.3 regarding choice of law and venue shall not be applied to the extent they would deprive Employee of the protections or benefits of RCW 49.62.040) (the “Washington Act”) or require Employee to adjudicate a covenant covered by the Washington Act outside the state of Washington. If Employee’s annual earnings do not exceed One Hundred Thousand Dollars ($100,000/yr) as of Jan. 1, 2020, after adjustment for inflation in accordance with the standard identified in the Washington Act (the “Adjusted Threshold”), the post-employment restrictions in Sections 4.1 and 4.2 shall not apply until Employee’s earnings reach this threshold. This Adjusted Threshold figure is published annually at https://lni.wa.gov/workers-rights/workplace-policies/Non-Compete-Agreements. Notwithstanding anything in the Agreement to the contrary, the post-employment restrictions in Sections 4.1 and 4.2 shall cease to apply eighteen (18) months after Employee’s employment with MEDTRONIC ends. The post- employment restrictions in Section 4.3 are modified to only prohibit solicitation of a MEDTRONIC CUSTOMER to cease or reduce the extent to which the customer does business with MEDTRONIC, and the post-employment restrictions in Section 4.5 are modified to only prohibit solicitation of a covered employee of MEDTRONIC to leave employment with MEDTRONIC; in accordance with the definition of an enforceable “Nonsolicitation agreement” under the Washington Act. The restriction in 4.4 shall not apply except where the conduct would otherwise qualify as actionable threatened misappropriation of trade secrets under applicable law.
If Employee is terminated as the result of a layoff, MEDTRONIC will not enforce the post- employment restrictions in Section 4.1 and 4.2 unless at the time of the layoff it also agrees to provide Employee payments equivalent to Employee’s base salary at the time of termination for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement in accordance with the Washington Act (provided that this payment shall be in lieu of, and not in addition to the payment to Employee provided for in Article 5 (“COMPENSATION FOR NON- COMPETITION PERIOD”). Employee acknowledges and stipulates that the terms of the covenants in Section 4 as modified by this paragraph were disclosed to Employee prior to Employee’s acceptance of offered employment, material advancement, or the other valid consideration for this Agreement that Employee accepts in exchange for signing the Agreement. Nothing in this Agreement prohibits disclosure of any conduct that Employee reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or conduct that is recognized as against a clear mandate of public policy. Nothing in the Agreement prohibits disclosure or discussion of conduct I reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the disclosure of the existence of a settlement involving any such event or conduct.

Wisconsin: If Wisconsin is Employee’s EMPLOYMENT STATE, then: Section 7.6 (tolling) shall not apply. The post-employment restrictions in Section 4.5 shall be limited to prohibit solicitation and/or recruitment of employees in Sensitive Positions. An employee in a “Sensitive Position” refers to an employee of MEDTRONIC in a role where the employee is provided CONFIDENTIAL INFORMATION that could be used for the benefit of a CONFLICTING ORGANIZATION.